Independent Auditors' Report On Internal Accounting Controls

To the Shareholders and Board of Trustees of Wells Fargo Funds Trust:

In planning and performing our audits of the financial statements of 100% Treasury Money Market Fund, Cash Investment Money Market Fund, Government Money Market Fund, Government Institutional Money Market Fund, Liquidity Reserve Money Market Fund, Money Market Fund, Money Market Trust Fund, Overland Express Sweep Fund, Prime Investment Money Market Fund, Prime Investment Institutional Money Market Fund, Treasury Plus Money Market Fund, Treasury Plus Institutional Money Market Fund, California Tax-Free Money Market Fund, California Tax-Free Money Market Trust Fund, Minnesota Money Market Fund, National Tax-Free Money Market Fund, National Tax-Free Money Market Trust Fund, and National Tax-Free Institutional Money Market Fund (the "Funds"), each a series of Wells Fargo Funds Trust, as of March 31, 2003, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Wells Fargo Funds Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risks that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of March 31, 2003.

This report is intended solely for the information and use of management and the Board of Trustees of the Wells Fargo Funds Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/KPMG LLP

San Francisco, California
May 16, 2003